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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

Cambrian Capital Partners, L.P.
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        (Last)                      (First)                        (Middle)

Two Houston Center, 909 Fannin, Suite 3150
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                                   (Street)

Houston                            Texas                              77010
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                           Pan Western Energy Corporation (PWEC)
                                           -------------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) 76-0504672
                --------------

4.  Statement for Month/Year                    September 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


        Director        Officer              X  10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Common Stock Warrant (right to buy) $2.00              09/28/00            H(1)                                    200,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Warrant (right to buy) $2.00              09/28/00            H(1)                                    200,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Warrant (right to buy) $7.00              09/28/00            P(1)                    70,000
-----------------------------------------------------------------------------------------------------------------------------


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number      10. Owner-      11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-       ship            ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative           Form            of In-
                                 Date                                           ative       Secur-          of De-          direct
                                 (Month/Day/                                    Secur-      ities           rivative        Bene-
                                 Year)                                          ity         Bene-           Security:       ficial
                                                                                (Instr.     ficially        Direct (D)      Owner-
                               --------------------------------------------     5)          Owned           or              ship
                               Date     Expira-              Amount or                      at End          Indirect (I)    (Instr.
                               Exer-    tion       Title     Number of                      of              (Instr. 4)      4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              Immed.  06/30/03  Common Stock  200,000            (2)           0               D
------------------------------------------------------------------------------------------------------------------------------------
                              Immed.  06/30/03  Common Stock  200,000            (2)           0               D
------------------------------------------------------------------------------------------------------------------------------------
                              Immed.  06/30/03  Common Stock   70,000            (2)         70,000            D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) The warrant for 70,000 shares was issued in consideration for the cancellation of the two warrants for 200,000 shares each.
(2) Each warrant for 200,000 shares was issued as additional consideration for a loan made to Pan Western Energy Corporation and the warrant for 70,000 shares was issued in consideration for the cancellation of such warrants.

                                             Cambrian Capital Partners, L.P.
                                             By: Cambrian Capital Corporation
                                                 its general partner


          /s/ Raymond O. Weems                          10/06/00
          -----------------------------------       -----------------
          Raymond O. Weems, Managing Director              Date
          **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OBM                    Page 2
Number.                                                           SEC 1474(7-96)